Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES 2011 EARNINGS EXCEED $4 MILLION

January 25, 2012

Georgia-Carolina Bancshares, Inc. (OTCBB:GECR), a bank holding company and parent company of First Bank of Georgia, reported today net income of $4,099,000  ($1.15 per diluted common share) for the year ended December 31, 2011, compared to $1,533,000 ($0.44 per diluted common share) for the year ended December 31, 2010.  Net income for the three months ended December 31, 2011 totaled $938,000 ($0.26 per diluted common share) as compared to net income for the three months ended December 31, 2010 of $1,498,000 ($0.42 per diluted common share).  Net income for 2011 reflected a  return on average equity of 8.45%, up from 3.41% for 2010.

Remer Y. Brinson, III, President & CEO of the Company, stated, “We are pleased to report strong earnings for 2011. Our earnings of more than $4 million are impressive in this current economy relative to other banks in Georgia and the Southeast. While loan demand remains soft, we enjoyed strong growth in core deposits, i.e. Non-interest Bearing, NOW Accounts, Savings and Money Market Accounts. These core deposits grew 25.5% during 2011. Certificate of Deposit balances declined during the year as we allowed brokered and public fund deposits to roll off our balance sheet.”

Brinson stated, “Asset quality continues to be a major focus. We did see an increase in non-performing assets during the year, primarily due to higher levels of Other Real Estate Owned, but they remain at acceptable levels. Net charge-offs for the year totaled 0.90% of average loans and continue to be well below industry averages.”

“Non-interest income declined from $13.2 million to $11.2 million primarily due to reduced single family mortgage loan origination volume. Non-interest expense declined 2.0% as expense control remains a major focus of the Company.”

“Total assets declined slightly to $493.3 million at December 31, 2011 compared to $495.3 million at December 31, 2010.  Total gross loans declined 9.0% during the year and totaled $330.8 million at December 31, 2011.  Total deposits declined 0.8% during the same period and totaled $411.4 million at December 31, 2011.”

Brinson continued, “In addition, we remain ‘well capitalized’ by regulatory standards and all of our regulatory capital ratios improved during the year.  Book value per common share increased 10.4% to $14.04 at December 31, 2011 from $12.72 at December 31, 2010.”

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”.  First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County, and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole.  These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved.  The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$34,902	$31,696
Securities available-for-sale	100,283	76,904
Loans, net of allowance for loan losses of $6,804 and $7,866, respectively	278,810	308,943
Loans, held for sale	45,227	46,570
Bank premises and fixed assets	8,979	9,271
Accrued interest receivable	1,732	1,697
Other real estate owned, net of allowance	6,990	2,751
Deferred tax asset, net	1,640	2,475
Federal Home Loan Bank stock	2,070	2,527
Bank-owned life insurance	9,609	9,210
Other assets	3,010	3,267

Total assets	$493,252	$495,311

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$52,735	$41,602
Interest-bearing:
NOW accounts	44,646	38,668
Savings	63,210	53,880
Money market accounts	52,981	36,013
Time deposits of $100,000, and over	134,655	171,843
Other time deposits	63,168	72,743
Total deposits	411,395	414,749

Repurchase agreements	3,565	3,467
Long term Federal Home Loan Bank borrowings	25,000	25,000
Other borrowings	-	3,625
Other liabilities	2,847	3,494

Total liabilities	442,807	450,335

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,592,140 and 3,536,715 shares issued and outstanding	4	4
Additional paid-in-capital	16,301	15,847
Retained Earnings	32,988	28,889
Accumulated other comprehensive income	1,152	236
Total shareholders' equity	50,445	44,976
Total liabilities and shareholders' equity	$493,252	$495,311

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Interest income	2011	2010	2011	2010
Interest and fees on loans	$4,786	$5,489	$19,624	$22,379
Interest on taxable securities	472	388	2,208	1,620
Interest on nontaxable securities	105	90	403	369
Interest on Federal funds sold and other interest	16	16	88	41
Total interest income	5,379	5,983	22,323	24,409

Interest expense
Interest on time deposits of $100,000 or more	514	823	2,523	3,578
Interest on other deposits	422	677	2,156	2,759
Interest on funds purchased and other borrowings	227	275	1,023	953
Total interest expense	1,163	1,775	5,702	7,290

Net interest income	4,216	4,208	16,621	17,119

Provision for loan losses	520	922	1,727	8,355

Net interest income after provision for loan losses	3,696	3,286	14,894	8,764

Noninterest income
Service charges on deposits	409	408	1,531	1,476
Gain on sale of mortgage loans	2,163	2,858	8,185	10,780
Other income/loss	455	190	1,454	990

Total noninterest income	3,027	3,456	11,170	13,246

Noninterest expense
Salaries and employee benefits	2,989	2,958	11,883	12,511
Occupancy expenses	385	405	1,547	1,650
Other real estate expenses	365	133	1,084	972
Other expenses	1,616	1,259	5,613	5,410
Total noninterest expense	5,355	4,755	20,127	20,543

Income before income taxes	1,368	1,987	5,937	1,467

Income tax expense (credit)	430	489	1,838	(66)

Net income	$938	$1,498	$4,099	$1,533

Net income per share of common stock
Basic	$0.26	$0.42	$1.15	$0.44
Diluted	$0.26	$0.42	$1.15	$0.44
Dividends per share of common stock	$-	$-	$-	$-

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